ADVANCED BIOENERGY

8000 Norman Center Drive
Suite 610
Bloomington, MN 55437
P: 763.226.2701
F: 763.226.2725
TF: 866.794.5424

www.advancedbioenergy.com

Aberdeen, South Dakota • Huron, South Dakota

EXHIBIT 99.1

February 19, 2019

Dear ABE Unit Holder:

Fiscal 2018 was a difficult margin year for ABE and the industry overall.  Net ethanol prices reached levels not experienced in the ethanol industry since the early 2000’s.  The primary negative driver impacting ethanol margins is oversupply.  Although domestic ethanol demand grew slightly in 2018, coupled with record export volumes of more than 1.6 billion gallons, the industry’s production capacity has outpaced the growth in demand pushing inventory levels to historic highs.  Domestic ethanol inventories surged to over 1 billion during 2018.  The 2018 production capacity for the industry was approximately 17.5 billion gallons (compared to 16.6 and 17.0 billion in 2016 and 2017, respectively).  Production capacity for 2019 is projected to increase to 18 billion gallons.  The continued increase in production capacity is driven by both new construction and expansion projects coupled with improvements at existing plants.  Actual production volume (including imports) outpaced demand by approximately 200 million gallons in 2018.  The poor margin environment has continued into the first quarter of Fiscal 2019, with crush margins breaking double digit negative numbers in December 2018.

Ethanol Supply and Demand.  With gasoline demand expected to remain constant, new demand needs to come from both E15 and exports.  President Trump promised approval for year-around E15 sales in late 2018, but uncertainty remains as to whether or not this will be accomplished ahead of the 2019 summer driving season.  Ethanol exports for 2019 are forecasted to be consistent with 2018’s record-setting level at approximately 1.6 billion gallons.  With the demand side forecasting minimal growth in 2019, the industry will need to focus on being more disciplined on the supply side in order to keep inventory levels under control to support profitable crush margins.

Financial and Plant Performance.  Our total 200 proof ethanol production was consistent with Fiscal 2017 levels at approximately 82.6 million gallons.  We also produced a record 20.4 million pounds of corn oil in Fiscal 2018.  We reported a net loss of $3.1 million compared to net income of $8.8 million in Fiscal 2017.  Our reported working capital at September 30, 2018 was $14.6 million compared to $19.3 million at September 30, 2017.  Our total debt at September 30, 2018 was $20.0 million.  Our projected tax loss for calendar 2018 is $3.9 million or approximately 15 cents per unit.

We commenced construction of 800,000 bushels of grain storage and related infrastructure at our Aberdeen plant in July 2018.  The project is being financed through a combination of cash and bank financing.  We believe the ability to have greater control over our corn sourcing is critical to our future success. Our primary objective in moving to an internal sourcing model is to expand sourcing options while at the same time reducing our corn origination costs.  The construction is expected to be completed in July 2019.  We continue to evaluate our options at the Huron facility.

We appreciate your continued support as we work toward improving our business and increasing value for our unit holders.

Sincerely,

Richard R. Peterson

CEO